Exhibit 99.3

     Provo Plans to File 10K before Month End

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--April 15, 2004--Provo International, Inc. (formerly Frontline Communications Corp., AMEX:FNT) announced that it did not file its annual report on Form 10K by its due date, April 14, 2004. At approximately 4:00 P.M. ET on April 14, 2004, the Company was notified by its Mexican auditors, BDO Hernandez Marron y Cia, S.C. that they would require an outside evaluation of the value of the goodwill carried on the Company's books in order to give their consent to the 10K filing. The Company plans to retain an expert to provide the valuation required by its auditors as soon as possible, and anticipates that it will file its annual report on Form 10K before the end of April. Included in this release is a condensed statement of operations for Provo International, Inc., including 2003 financial, the audit of which is not yet completed.

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation, traded on the American Stock Exchange under the symbol FNT, Provo International Inc. has two operating divisions, Provo Mexico and Provo US.
    The Provo Mexico division (www.provo.com.mx), acquired in April, 2003, is a Mexican corporation which maintains a dominant position within the pre-paid calling card and cellular phone airtime markets in Mexico. Provo Mexico and its affiliates have been in operation for over seven years, and had combined audited revenue in 2002 of approximately $100 million, with operating profits of over $800,000. The company currently anticipates expanding existing Provo Mexico services to the continental United States, and intends to begin marketing cash cards, payroll cards and other forms of payroll and money transfer services, through both the Mexico and US divisions, in the near future.
    The Provo US division is a leading provider of Internet bandwidth services and award winning E-commerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. Provo US plans on expanding its current services and offerings beyond the traditional internet sector with the launch of the Provo Paycard and other payroll disbursement products and services.
    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.


Provo International, Inc.
Condensed Statement of Operations

                     For the three months          For the year
                      ended December 31,         ended December 31,
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------
                           UNAUDITED


Revenues           $19,479,001   $1,174,076  $58,287,790   $5,047,098

Noncash
 compensation
 charge              1,954,363       58,500    2,005,808       58,500

Net loss           ($4,435,285)   ($164,006) ($4,966,052)   ($787,525)

Preferred
 dividends              59,573       66,650      282,974      297,867

                   ------------ ------------ ------------ ------------
Net loss
 applicable to
 common shares     ($4,494,858)   ($230,656) ($5,249,026) ($1,085,392)
                   ============ ============ ============ ============


Loss per common
 share- basic and
 diluted                ($0.41)      ($0.04)      ($0.66)      ($0.18)
                   ============ ============ ============ ============

Weighted average
 number of shares
   outstanding      11,038,382    6,163,017    7,927,092    6,079,689
                   ============ ============ ============ ============


    CONTACT: Investor Relations Group
             Tom Caden or Dian Griesel, Ph.D., 212-825-3210